INTERNET CAPITAL MARKETS CORPORATION

Member NASD/SIPC

October 3, 2007

BY E-MAIL

Energy Quest, Inc.
Wilf Ouellette, CEO
850 South Boulder Highway, Suite 169
Henderson, NV 89015

RE: Engagement Agreement

Gentlemen:

This letter agreement (this "Agreement") will confirm the arrangements under which Internet Capital Markets Corporation ("ICM"), a New York corporation and NASD Member Firm, is authorized to act as non-exclusive placement agent (the "Placement Agent") for Energy Quest, Inc. (OTCBB/EQST), a Nevada corporation, and/or associates, assignees and any entity controlled by Energy Quest, Inc. or any entity in which Energy Quest, Inc. is participating with either directly or indirectly (the "Company"), regarding a proposed "best efforts" equity/debt offering (the "Offering") of a certain amount of securities ("Securities") to be issued by the Company; the issuance of Securities being referred to hereinafter as a transaction (the "Transaction").

This letter is intended to confirm our mutual understanding and create a contractual and non-exclusive relationship between the Placement Agent and the Company with respect to the Offering and the Transaction. Based on discussions between the Placement Agent and the Company, financial and due diligence materials which the Company has submitted to the Placement Agent and representations that the Company has made to the Placement Agent describing the Company, its principals, its operations, financial condition and the present and proposed business activities of the Company, including but not limited to the use of proceeds, the Placement Agent hereby confirms in principle its interest in serving as Placement Agent, on a "best efforts" basis, for the Offering and the Transaction.

Company Obligations

The Company acknowledges by execution and return of this letter that there is an affirmative obligation on its part to use its best efforts to assist the Placement Agent's efforts to raise funds in the Offering, on terms acceptable to the Company, and will make Company representatives reasonably available for participation in investor presentations and meetings, providing reasonable responses to requests for due diligence and other actions as the Placement Agent and prospective investors may reasonably request.

Placement Agent's Obligations

      Initials:  WF

      Initials:  MMD

            Initials:  WF

            Initials:  MMD

                 Initials:  WF

                 Initials:  MMD

            Initials:  WF

            Initials:  MMD

Private & Confidential                                                                                                                                                                                                                                                              Page 5 of 5
Wilf Ouellette. CEO

Placement Agent and released on the successful raise of capital.

Miscellaneous

a) Company represents there is no existing or pending litigation except as disclosed in writing to Placement Agent and has a continuing duty to notify.
b) A successful placement grants Placement Agent the right of first refusal for the next capital raise.
c) Company will prepare and deliver a current capitalization table that accounts for all outstanding securities of the Company.

This Agreement may be executed in two or more counterparts, including electronically transmitted counterparts, all of which together shall be considered a single instrument. If the foregoing conforms to your understanding. please sign, date and fax a copy of this letter to our attention at + I 212 658 9009 which will constitute a binding agreement.

Sincerely,

Internet Capital Markets Corporation

By:  /s/ March Michael Drimer
        Marc Michael Drimer, President

AGREED AND ACCEPTED:

Energy Quest, Inc.

By:  /s/ Wilf Ouellette
        Wilf Ouellette, CEO

Initials:  WF

Initials:  MMD

U5 East 57th Street, ll'h Floor s New York, NY10022
+1 212 537 6836 office • +1 212 658 9009 fax
www.internetcapitalmark ets.com